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                                                                    Exhibit 99.1

            PRIMARK ACQUIRES EXTEL COMPANY FUNDAMENTAL DATA BUSINESS ACQUISITION STRENGTHENS PRIMARK'S LEADERSHIP IN GLOBAL EQUITIES INFORMATION

WALTHAM, MA, February 22, 1999 - Primark Corporation (NYSE/PSE: PMK) announced today it has acquired the Company Fundamental Data business and the Extel brand name from The Financial Times Group, part of Pearson plc, for approximately $32 million in cash, subject to certain post closing adjustments. Extel, perhaps best known for its "Extel Card" company tearsheets for rapid corporate analysis, provides historical company accounts, image-based data, textual corporate profiles and company news to the investment industry worldwide. Included in the transaction is a one-year agreement with Pearson for transitional services. The acquired business had revenues of approximately $18 million in 1998.

"Through our Datastream, Disclosure, TOPIC, Worldscope, I/B/E/S and other products, Primark today is a key player in global financial content and analytics," said Joseph E. Kasputys, Primark's chairman and chief executive officer. "Adding the premier Extel company databases will make us even stronger. We intend to leverage Extel information across the full range of Primark's product lines to enhance our services going forward. This will be done both by integrating Extel corporate and historical news content with our current products and through adding value to Extel products with our own data and functionality. Extel's strength in European and Asia-Pacific data complements the deep North American coverage of our Disclosure brand. Combining the Extel, Disclosure and Worldscope databases will provide a level of global company coverage unmatched in the marketplace," Kasputys added.

Primark will also incorporate elements of Extel data into its existing and planned real-time information services. These services are being strengthened through the acquisition of Chicago-based real-time provider A-T Financial Information announced earlier this month. Extel data will be included on real-time products such as TOPIC as part of Primark's drive to become the world's leading supplier of equity data.

The agreement to acquire the Extel Company database includes reciprocal data supply agreements with Pearson's Financial Times (FT) Group. Under the terms of these agreements, the FT Group will continue to update Extel databases with latest share price information on a daily closing basis. Primark, already a supplier of information to the Financial Times, will expand its existing commercial relationship by providing both Extel and other Primark data to the FT Group, including its flagship Internet site (www.ft.com).




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"We see Extel as a remarkable asset that Primark is uniquely able to leverage,"
continued Kasputys. "With Primark's worldwide distribution channels, we can give Extel data a massively increased audience. Importantly, we have a comprehensive customer and technical support structure in place around the world, which can address the needs of Extel customers very effectively. At the same time, there are clear opportunities to utilize the joint capabilities of the Extel and Primark data collection facilities to produce even higher quality data at lower costs. In addition, the Extel data operation in Manila will strengthen our ability to collect and process data from Asia and elsewhere," concluded Kasputys.

Over the next twelve months, the Extel acquisition is expected to be accretive to after-tax cash flow per share by $0.03 and dilutive to earnings per share by approximately $0.08. Once integration is completed, scheduled for the end of 1999, the acquisition will be accretive to earnings per share.

Primark Corporation (www.primark.com), headquartered in Waltham, Massachusetts, is a $450 million global information services company that collects, integrates and delivers financial, economic and market research information. Primark serves financial, corporate and government decision-makers in 61 countries through 80 offices in 21 countries.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Primark believes the expectations contained in such forward looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause the actual results of Primark to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to (i) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (ii) the extent to which Primark seeks growth through acquisitions, and the ability to identify and consummate acquisitions on satisfactory terms, (iii) uncertainty regarding the development and market acceptance of new products (iv) loss of market share through competition, (v) deterioration in economic conditions, particularly in the financial services industry, and (vi) Primark's inability to complete the implementation of its Year 2000 plans on a timely basis.
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